UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 21, 2010 (November 19, 2009)

NEUROGESX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33438	94-3307935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices, including zip code)

650-358-3300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 on Form 8-K/A (the “Amendment Filing”) is an amendment to the Current Report on Form 8-K that NeurogesX, Inc. (the “Company”), a Delaware corporation, filed on November 23, 2009. This Amendment Filing is being filed to report that on January 14, 2010, the board of directors of the Company appointed John A. Orwin, an existing non-employee director, to its audit committee.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2009, the board of directors of NeurogesX, Inc. appointed Mr. John A. Orwin to the board of directors as a Class I director with such appointment effective as of November 19, 2009.

In connection with his appointment, Mr. Orwin was granted an option to purchase 20,000 shares of the Company’s common stock at an exercise price of $8.38 per share (the closing price of the Company’s common stock on the NASDAQ Global Market on the date of appointment) and became eligible to receive cash compensation (including quarterly retainers and per meeting fees) and annual option grants, each in connection with the Company’s director compensation policies. The vesting and other terms of the option grant were determined in accordance with the outside director automatic grant policies set forth in the Company’s 2007 Stock Plan, as amended. The Company’s policies regarding cash and equity compensation for outside directors are further described in the Company’s Definitive Proxy on Schedule 14A, filed with the Securities and Exchange Commission (“SEC”) on April 13, 2009, which were modified as described in the Current Report on Form 8-K filed with the SEC on July 28, 2009. Mr. Orwin is also expected to enter into the Company’s standard form of director and officer Indemnification Agreement.

On January 14, 2010, Mr. Orwin was appointed to the audit committee of the board of directors. In connection with this appointment, the board of directors has determined that Mr. Orwin is independent as defined under the NASDAQ Stock Market LLC (“Nasdaq”) listing standards and applicable SEC rules, and that Mr. Orwin otherwise meets the additional Nasdaq listing standards requirements for audit committee membership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

By:	/s/ STEPHEN F. GHIGLIERI
Stephen F. Ghiglieri
Chief Financial Officer

Date: January 21, 2010

3